UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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CORNING NATURAL GAS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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330 West William Street, Corning, New York 14830

March 16, 2012

Dear Fellow Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Corning Natural Gas Corporation on April 17, 2012, starting at 10:00 A.M. local time at our offices, 330 West William Street, Corning, New York 14830. As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors. Our management team will also discuss our business and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Corning Natural Gas Corporation, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

MICHAEL I. GERMAN

President and Chief Executive Officer

330 West William Street, Corning, New York 14830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17,2012

TO THE SHAREHOLDERS OF CORNING NATURAL GAS CORPORATION:

The 2012 Annual Meeting of Shareholders of Corning Natural Gas Corporation, a New York corporation, will be held on April 17,2012, at 10:00 A.M. local time at 330 West William Street, Corning, New York 14830, for the following purposes:

1. To elect seven directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;

2. To ratify the appointment of EFP Rotenberg, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

Only shareholders of record at the close of business on March 9,2012, are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

STANLEY G. SLEVE

Vice President - Administration and Corporate Secretary

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on April 17, 2012

This Proxy Statement and our Annual Report to Shareholders for the fiscal year ending September 30, 2011, are available on our website at www.corninggas.com.

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Corning Natural Gas Corporation ("Corning" or the "Company") to be used at our 2012 Annual Meeting of Shareholders to be held on April 17, 2012, and any postponements or adjournments of the meeting.

This Proxy Statement and the accompanying President's letter, notice and proxy card, together with our Annual Report to Shareholders for the fiscal year ended September 30, 2011, are being sent to our shareholders beginning on or about March 16, 2012.

QUESTIONS AND ANSWERS

Q: WHEN AND WHERE IS THE ANNUAL MEETING?

A: Our 2012 Annual Meeting of Shareholders will be held on April 17,2012, at 10:00 A.M. local time at our offices at 330 West William Street, Corning New York, 14830.

Q: WHAT ARE SHAREHOLDERS VOTING ON?

A: Two proposals: (a) the election of seven directors: Henry B. Cook, Jr., Michael I. German, Ted W. Gibson, Joseph P. Mirabito, William Mirabito, George J. Welch and John B. Williamson III; and (b) the ratification of the appointment of EFP Rotenberg, LLP as our independent registered public accounting firm for the fiscal year ending September 30,2012.

If a permissible proposal other than the election of directors or the ratification of our independent registered public accounting firm is presented at the Annual Meeting, your signed proxy card gives authority to each of Stanley G. Sleve, our Vice President -

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Administration and Corporate Secretary, and Firouzeh Sarhangi, our Chief Financial Officer and Treasurer, acting alone or together, to vote on any such additional proposal. We are not aware of any additional proposals to be voted on at the meeting.

Q: WHO IS ENTITLED TO VOTE?

A: The record date for the 2012 Annual Meeting of Shareholders is March 9, 2012.
Therefore, only holders of our common stock as of the close of business on March 9, 2012, are entitled to vote. Each share of common stock is entitled to one vote at the meeting.

Q: How DO SHAREHOLDERS VOTE?

A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy at any time before the meeting by:

* notifying our corporate secretary,

* voting in person, or

* returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Stanley G. Sleve and Firouzeh Sarhangi will vote FOR the nominated directors and FOR the ratification of our independent registered public accounting firm on your behalf.

Q: WHO WILL COUNT THE VOTE?

A: Representatives of our transfer agent, Registrar and Transfer Company, will tabulate the votes. Marie Husted and Nichole Astolfi are Corning's election inspectors and will be responsible for reviewing the vote count.

Q: WHAT SHARES ARE INCLUDED ON THE PROXY CARD AND WHAT DOES IT MEAN IF A SHAREHOLDER GETS MORE THAN ONE PROXY CARD?

A: The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q: WHAT CONSTITUTES A QUORUM?

A: As of the record date, 1,970,818 shares of our common stock were outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for adopting a proposal at the annual meeting. If you attend the Annual Meeting in person or submit a properly executed proxy card, then you will be considered part of the quorum.

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Q: WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A: Proposal 1: The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting is needed to elect directors. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote against this proposal. For this proposal, "broker non-votes" will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A "broker non-vote" refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which such broker or nominee does not have discretionary voting power to vote such share on one or more but not all proposals.

Proposal 2: The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required for ratification of the appointment of EFP Rotenberg, LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2012. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote against this proposal. For this proposal, "broker non-votes" will be part of the voting power present and will be counted to determine whether or not a quorum is present.

Q: WHO CAN ATTEND THE ANNUAL MEETING?

A: All shareholders as of the record date, March 9, 2012, can attend.

Q: WHAT PERCENTAGE OF STOCK ARE THE DIRECTORS AND EXECUTIVE OFFICERS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A: Together, they beneficially own 585,107 shares of our common stock, or approximately 29.68% of our common stock entitled to vote at the annual meeting. Please see the "Securities Ownership of Certain Beneficial Owners and Management" table on pages 17 and 18 of this Proxy Statement for more information.

Q: WHO ARE OUR LARGEST PRINCIPAL SHAREHOLDERS?

A: The Gabelli Group beneficially owns 391,841 shares of our common stock, or 19.88% of the stock entitled to vote at the annual meeting and Michael I. German, our President and Chief Executive Officer, owns 375,594 shares of our common stock, or 19.06% of the stock entitled to vote at the annual meeting. Please see the "Securities Ownership of Certain Beneficial Owners and Management" table on pages 17 and 18 of this Proxy Statement for more information.

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Q: WHEN IS A SHAREHOLDER PROPOSAL DUE FOR THE NEXT ANNUAL MEETING?

A: In order to be considered for inclusion in next year's proxy statement, shareholder proposals must be submitted in writing by November 16, 2012, to Stanley G. Sleve, Corporate Secretary, Corning Natural Gas Corporation, 330 West William Street, Corning, New York 14830, and must be in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Please see the "Shareholder Proposals" section on pages 19 and 20 of this Proxy Statement for more information.

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PROPOSAL 1
ELECTION OF DIRECTORS

At the annual meeting, seven directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are Henry B. Cook, Jr., Michael I. German, Ted W. Gibson, Joseph P. Mirabito, William Mirabito, George J. Welch and John B. Williamson III. Each nominee has consented to be named in this Proxy Statement and to serve if elected until the next annual meeting or until his successor is duly elected and qualified. Information about the directors is included under "Board of Directors" below.

If any director to be elected by you is unable to stand for re-election, the Board may, by resolution, provide for a fewer number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting is needed to elect directors.

The Board of Directors recommends that you vote FOR Mr. Cook, Mr. German, Mr. Gibson, Mr. Joseph Mirabito, Mr. William Mirabito, Mr. Welch and Mr. Williamson III.

BOARD OF DIRECTORS

The nomination of each of the nominees listed below to serve for a one year term was approved by the Board. The names, ages, positions, business experience and principal occupations and employment of each director nominee is provided below.

Name	Age	Position	Director Since
Henry B. Cook, Jr.	64	Chairman of the Board and Director	2007
Michael I. German	61	Chief Executive Officer, President and Director	2006
Ted W. Gibson	69	Director	2006
Joseph P. Mirabito	53	Director	2010
William Mirabito	51	Director	2010
George J. Welch	66	Director	2007
John B. Williamson III	57	Director	2010

Henry B. Cook, Jr. is the Chairman of the Board of Directors and has served as a director since May 2007. He is the President of Triple Cities Acquisition, LLC, a heavy truck parts and vehicle dealer, and Roadwolf Transportation Products, LLC, an importer of heavy duty truck parts. He is not related to Matthew J. Cook, our Vice President - Operations. Mr. Cook has exhibited his expertise in the development and management of the business of those two companies. The business experience, together with the expertise about Corning derived from his years of service

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on the Board and leadership as Chairman of the Board led the Board of Directors to conclude that Mr. Cook has the judgment and skills desired for continued service on the Board.

Michael I. German has served as our Chief Executive Officer, President and director since December 2006. Prior to joining Corning, he was Senior Vice President, utility operations for Southern Union Company from 2005 to 2006 where he was responsible for gas utility operations in Missouri, Pennsylvania, Rhode Island and Massachusetts. From 1994 to 2005, Mr. German held several senior positions at Energy East Corporation, a publicly-held energy services and delivery company, including President of several utilities. Mr. German is a board member of the Northeast Gas Association and several non-profit organizations. Mr. German's role as President and Chief Executive Officer responsible for Corning's day-to-day operation and its significant strategic initiatives, as well as his extensive experience in utility and public company operations, led the Board to conclude that Mr. German should continue to service as a Director.

Ted W. Gibson has been a director since November 2006. He serves as the Chief Executive Officer of Classic City Mechanical, an underground utility business. Mr. Gibson is also a corrosion specialist in the National Association of Corrosion Engineers and a graduate of the Georgia Institute of Technology - Mechanical Engineer. Mr. Gibson previously served as a United States Marine Corps Captain, and is a Vietnam veteran. He is an inspector for the Nevada State Boxing Commission. Mr. Gibson's professional background and extensive experience with pipelines and other underground utilities, his business and management expertise in his service as a Chief Executive Officer of Classic City Mechanical, his knowledge of the business of Corning and contributions during his years of service on the Board of Directors, led the Board of Directors to conclude that Mr. Gibson has the skills desired for continued service on the Board.

Joseph P. Mirabito has been a director since November 2010. He was President of Mirabito Fuel Group from 1986 to 1998. He has also served as President of Granite Capital Holdings, Inc. from 1998 to 2009 and Chief Executive Officer of Mirabito Holdings, Inc. since 2009. He serves on several professional and civic boards in the central New York region. Mr. Mirabito's business and corporate management experience in the energy delivery businesses where he serves as the Chief Executive Officer, his knowledge of the local communities in Central New York served by those businesses and commitment to the growth of Corning as a significant shareholder, as well as his prior experience in advising and serving on the board and committees of Wilbur Bank Corporation, led the Board of Directors to conclude that Mr. Mirabito has the skills, connections and experience desired for continued service on the Board.

William Mirabito has served as a director since November 2010. He is currently President of Mang Insurance Agency and Vice President of Mirabito Holdings, Inc. He is also the chairperson of the audit committee for Mirabito Holdings, Inc. In addition to serving as a board member of the Fox Hospital in Oneonta, New York, he also serves on its finance committee. He is also a board member of the Oneonta City School District and the State University of Oneonta Foundation. Mr. Mirabito's business and management experience as President of Mang Insurance Agency and Vice President of Mirabito Holdings, Inc., his commitment to the growth of Corning as a significant shareholder, as well as his experience in advising and serving on the board and committees of Fox Hospital, the Oneonta City School District and the State University

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of Oneonta Foundation led the Board of Directors to conclude that Mr. Mirabito has the skills and experience desired for continued service on the Board.

George J. Welch has served as a director since May 2007. He is a partner in the law firm of Welch & Zink in Corning, New York. Mr. Welch's practice concentrates on business transactions and real estate. He is currently an active director and member of many regional organizations, including a local economic development organization, a community foundation and PaneLogic, Inc., a provider of control system integration services. Mr. Welch's extensive experience as a business and real estate lawyer, his knowledge of the communities served by Corning from advising and serving on the board and committees of community and economic development organizations as well as other businesses, led the Board to conclude that he should continue to serve as a Director.

John B. Williamson III has served as a director since November 2010. Since 2003, Mr. Williamson has served as Chairman, President and Chief Executive Officer of RGC Resources, Inc., a $100 million energy distribution and services holding company. He served as Director, President and Chief Executive Officer of RGC Resources from 1999 to 2003. In addition, he serves as a director of Botetourt Bankshares, Inc., Optical Cable Corporation and Luna Innovations Corporation. Mr. Williamson received an MBA from the College of William and Mary and a BS from Virginia Commonwealth University. Mr. Williamson's experience as the Chairman, President and Chief Executive Officer of an energy distribution and services company, as well as his experienced in advising and serving on the boards and committees of other corporations, resulting in his broad understanding of the operational, financial and strategic issues that businesses generally and utilities face, led the Board to conclude that he should continue to serve as a Director.

Director Independence

The Board of Directors has determined and confirmed that each of Mr. Cook, Mr. Gibson, Mr. Joseph Mirabito, Mr. William Mirabito, Mr. Welch and Mr. Williamson do not have a material relationship with Corning that would interfere with the exercise of independent judgment and are, therefore, independent as defined by applicable laws and regulations and the listing standards of the New York Stock Exchange.

Director Compensation

On December 15,2009, the Board of Directors agreed to increase the compensation for all Board members from 150 shares of our restricted common stock for each quarter of service as a director to 250 shares of our restricted common stock for each quarter of service as a director. The shares awarded become unrestricted upon a director leaving the Board. Directors who also serve as officers of Corning are not compensated for their service as directors. The directors' quarterly compensation was adjusted to 375 restricted shares in April 2011 due to the one-for-two stock dividend distributed by the Company. In fiscal 2011, directors received compensatory shares for service from July 2010 through March 2011. Because these shares are restricted, we have discounted the value of these shares at a rate of 25% less than the closing price of the stock on the day awarded. On April 29,2011, shares were issued for service for the quarters ended December 31,2010 and March 31,2011.

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On February 22, 2012, each director received 1,125 compensatory shares for service from April 1, 2011 through December 31, 2011. Information regarding shares of restricted stock awarded to directors in the fiscal year ended September 30, 2011, is summarized below, at the amount recognized for financial statement reporting purposes in accordance with FASB ASC 718 (formerly SFAS No. 123(R)).

Name	Stock Awards ($)	All Other Compensation ($)	Total ($)
Henry B. Cook, Jr.	13,310	-	13,310
Ted W. Gibson	13,310	-	13,310
Joseph P Mirabito	7,931	-	7,931
William Mirabito	7,931	-	7,931
George J. Welch	13,310	-	13,310
John B. Williamson III	7,931	-	7,931

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in the last fiscal year.

Attendance of the Board of Directors at Meetings

The Board of Directors met eight times during our 2011 fiscal year. All members of the Board of Directors participated in at least 75% of all Board and applicable committee meetings in the last fiscal year.

Corning strongly encourages members of the Board of Directors to attend annual meetings of shareholders. All members of the Board of Directors attended the 2011 Annual Meeting of Shareholders held on April 19, 2011.

Risk Oversight

The Board is actively involved in oversight of risks that could affect Corning and particularly focuses on operational risks such as those identified in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The full Board has overall responsibility for the general oversight of risks that could affect Corning, but some of this oversight is conducted by committees of the Board. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within Corning, as well as through reports by each committee chair regarding the committee's considerations and actions.

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Board Leadership Structure

The roles of Chief Executive Officer and Chairman of the Board are separated in recognition of the differences between the two roles. The Chief Executive Officer is responsible for Corning's strategic initiatives and Corning's day-to-day operations and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board.

Audit Committee

The audit committee is currently comprised of Mr. Williamson, the committee's chairman, Mr. Cook and Mr. William Mirabito, each of whom was determined by our Board of Directors to be "independent directors" as defined in the New York Stock Exchange listing standards. Additional information regarding the audit committee is provided in the "Audit Committee Report" beginning on page 10 of this Proxy Statement.

Compensation Committee

Our compensation committee is currently comprised of Mr. Joseph Mirabito, the committee's chairman, Mr. Gibson and Mr. Williamson. The compensation committee oversees Corning's executive compensation program. In this role, the committee reviews and approves, or recommends for approval by the full Board, the compensation that is paid or awarded to our executive officers. The goal of our compensation committee is to ensure that the total compensation paid to our executive officers and significant employees is fair, reasonable and competitive. No officers or employees of the Company served on the compensation committee.

No officers or employee of the Company served on the compensation committee. Mr. German meets with the compensation committee at their request and makes recommendations with respect to the compensation of other officers. Mr. Mirabito is an officer, director and shareholder of Mirabito Holdings, Inc., a company that entered into a joint venture with Corning in November 2010. There are no interlocks between our compensation committee and officers and those of any other company.

The committee also administers our 2007 Stock Plan. The committee met twice in the last fiscal year to recommend salaries and report those recommendations to the full Board of Directors for approval. The committee does not have a written charter.

Nominating Committee

The nominating committee is currently comprised of Mr. Cook, Mr. Joseph Mirabito and Mr. Welch, the committee's chairman. The committee met once during our 2011 fiscal year. The committee does not have a written charter.

If there are any vacancies on the Board or if the nominating committee determines not to renominate an incumbent director for election to the Board, our President and Chief Executive Officer and our Chairman of the Board generally will identify a qualified candidate for the committee's consideration. Director nominees are approved by the nominating committee and recommended to the full Board for their approval. Nominees are not required to

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possess specific skills or qualifications; however, nominees are recommended and approved based on various criteria including relevant skills and experience, personal integrity and ability and willingness to devote their time and efforts to Corning. Qualified nominees are considered without regard to age, race, color, sex, religion, disability or national origin. We do not use a third party to locate or evaluate potential candidates for director.

Corporate Governance and Community Relations Committee

The corporate governance and community relations committee is currently comprised of Mr. William Mirabito, Mr. German, Mr. Welch, and Mr. Gibson, the committee's chairman. The committee met once during our 2011 fiscal year. The committee is responsible for developing corporate governance principles and practices, considering corporate governance issues, administering our related person transaction policy and assisting the Board in the Company's compliance with our code of business conduct and ethics.

Shareholder Communications with Directors

A shareholder who wishes to communicate directly with the Board of Directors, a committee of the Board or with an individual director, should send the communication to:

Corning Natural Gas Corporation
Board of Directors [or committee name or director's name, as appropriate]
330 West William Street
Corning, New York 14830

We will forward shareholder correspondence about Corning to the Board, committee or individual director, as appropriate.

Code of Business Conduct and Ethics

Corning has a Code of Business Conduct and Ethics that applies to all employees, including our Chief Executive Officer and our Chief Financial Officer who also serves as our principal accounting officer. This code is available on our website at www.corninggas.com. Any amendments or waivers to the code that apply to our Chief Executive Officer or Chief Financial Officer will be promptly disclosed to our shareholders.

AUDIT COMMITTEE REPORT

Corning has a separately designated standing audit committee. In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.corninggas.com. The audit committee is directly responsible for the appointment of Corning's independent public accounting firm and is charged with reviewing and approving all services performed for us by the independent accounting firm and for reviewing the accounting firm's fees. The audit committee reviews the independent accounting firm's internal quality control procedures, reviews all relationships between the independent accounting firm and Corning in order to assess the accounting firm's independence, and

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monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner and concurring partner. The audit committee reviews management's programs to monitor compliance with our policies on business ethics and risk management.

The audit committee is currently comprised of Mr. Williamson, the committee's chairman, Mr. Cook and Mr. William Mirabito. Mr. Mirabito is an officer, director and shareholder of a company that has entered into a joint venture with Corning. The committee met four times in the last fiscal year. Mr. Williamson, Mr. Cook and Mr. Mirabito are "independent directors" as defined in the New York Stock Exchange listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The Board has determined that Mr. Williamson meets the qualifications for designation as a financial expert as defined in SEC rules through his experience as the chief executive officer of RGC Resources, Inc., a publicly-held company. The audit committee reviews and reassesses its charter as needed from time to time and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management's implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and EFP Rotenberg LLP ("EFP Rotenberg"), our independent accounting firm. The audit committee also discussed with EFP

Rotenberg the matters required by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committee." The audit committee reviewed with EFP Rotenberg, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm's independence consistent with the requirements of the Public Company Accounting Oversight Board and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm's independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon (1) the audit committee's reviews and discussions with management and EFP Rotenberg, (2) management's assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from EFP Rotenberg dated December 28, 2011, stating that the Corning's financial statements for the year ended September 30,2011 are presented fairly, in all material respects, in conformity with U.S. generally

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accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, for filing with the SEC.

AUDIT COMMITTEE

JOHN B. WLLIAMSON III, CHAIRMAN

HENRY B. COOK, JR.

WILLIAM MIRABITO

Principal Accounting Firm Fees and Services

The following is a summary of the aggregate fees billed to us for the fiscal years ended September 30, 2011 and 2010, by our independent registered public accounting firm, EFP Rotenberg, LLP, Certified Public Accountants of Rochester, New York.

	2011	2010
Audit Fees	86,500	85,500
Audit-Related Fees
Tax Fees	18,000	18,000
All Other Fees	6,700	9,000
Total	111,200	112,500

Audit Fees. These are fees for professional services rendered by EFP Rotenberg for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. There were no fees billed by EFP Rotenberg for audit-related fees for the fiscal years ended September 30, 2011 and 2010.

Tax Fees. These are fees for professional services rendered by EFP Rotenberg with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns and consulting on tax planning matters.

All Other Fees. These are fees for the audit of our pension plan and the review of our internal controls and corporate governance. There were no fees billed by EFP Rotenberg for other services not described above for the fiscal years ended September 30, 2011 and 2010.

The audit committee authorized the payment by us of the fees billed to us by EFP Rotenberg in our fiscal years ended September 30, 2011 and 2010. The decision to engage EFP Rotenberg was approved by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining EFP Rotenberg's independence. All audit and non-audit services are required to be pre-approved by the audit committee in accordance with its charter. In our fiscal years ended September 30, 2011 and 2010, EFP Rotenberg had no direct or indirect financial interest in Corning in the capacity of promoter, underwriter, voting director, officer or employee.

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Representatives of EFP Rotenberg will attend the 2012 Annual Meeting to answer appropriate questions and make statements if they desire.

EXECUTIVE OFFICERS

The names, ages, positions and certain other information concerning our current executive officers and significant employees is set forth below.

Name	Age	Position
Michael I. German*	61	Chief Executive Officer, President and Director
Firouzeh Sarhangi	53	Chief Financial Officer and Treasurer
Stanley G. Sleve	62	Vice President - Administration and Corporate Secretary
Matthew J. Cook	50	Vice President - Operations
Russell S. Miller	49	Vice President - Gas Supply and Marketing

* Biographical information for Mr. German can be found under "Board of Directors."

Firouzeh Sarhangi was appointed as Chief Financial Officer and Treasurer of Corning in 2006. From February 2004 until her appointment as Chief Financial Officer, she served as Vice President - Finance of Corning. Previously, she was President of Corning's Tax Center International ("TCI") subsidiary, a company she founded and operated until Corning purchased TCI in 1998. Ms. Sarhangi has thirty years of public accounting experience.

Stanley G. Sleve joined the Company and has served as Vice President since 1998. He has served as Corporate Secretary since 2006 and as Vice President - Administration since 2007. Mr. Sleve oversees corporate operations including customer service, facilities management, human resources, information technology and community relations. Mr. Sleve serves as the chairman of the board of directors of the Corning Area Chamber of Commerce as a member of the Executive Committee and the Government Affairs Committee of the Chamber Board. He also serves on the Chemung County Chamber of Commerce Public Affairs Committee.

Matthew J. Cook joined Corning in February 2008 as Vice President - Operations. Mr. Cook has 14 years of natural gas utility experience. From 2000 until joining Corning, Mr. Cook was employed by Mulcare Pipeline Solutions, a supplier of products and services to the natural gas industry, in various position including sales manager and technical specialist. Previously, Mr. Cook served as operations engineer and gas engineer of New York State Electric and Gas. He is not related to our director, Henry B. Cook, Jr.

Russell S. Miller rejoined Corning as our director of gas supply and marketing in June 2008 and was appointed as Vice President - Gas Supply and Marketing in December 2009. From 1987 through 2004 he was employed by us in various positions including Vice President - Operations, gas supply manager and mapping technician. From 2004 through 2006 he was employed as an industrial account manager for Sprague Energy Corp., a company located in Portsmouth, New Hampshire. From 2006 until rejoining Corning, he was employed by IBM as energy distribution manager where he managed a team of energy buyers.

Page 13.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us to our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

				Change in
				Pension
				and
				Non Qualified
				Deferred	All Other
Name and	Year	Salary	Bonus	Earnings	Compensation(1)	Total
Principal Position	($)	($)	($)	($)	($)	($)

Michael I. German,	2011	165,000		40,564	5,611	211,175
President and Chief
Executive Officer	2010	165,501		32,458	5,420	203,379

Firouzeh Sarhangi,	2011	121,423	7,140	21,786	3,442	153,791
Chief Financial Officer and Treasurer	2010	118,721	6,000	18,106	3,604	146,431

Stanley G. Sleve,	2011	108,520	6,390	33,745	3,447	152,102
Vice President - Administration and Corporate Treasurer	2010	106,180	5,500	29,942	2,313	143,935

Matthew Cook,	2011	113,635	7,040	11,864	3,409	135,948
Vice President - Operations	2010	108,538	7,000	9,545	3,339	128,422

Russell Miller,	2011	103,231	6,000	26,031	3,097	138,359
Vice President - Gas Supply &
Marketing	2010	98,500	6,500	27,680	3,035	135,715

(1) The amounts reported include 401(k) matching contributions by Corning in fiscal 2011 of $4,950 for Mr. German, $3,442 for Ms. Sarhangi, $3,447 for Mr. Sleve, $3,409 for Mr. Cook and $3,097 for Mr. Miller and in fiscal 2010 of $4,760 for Mr. German, $3,604 for Ms. Sarhangi, $2,313 for Mr. Sleve, $3,339 for Mr. Cook and $3,035 for Mr. Miller.

Mr. German's Employment Agreement

Pursuant to his employment agreement dated November 30, 2006, Mr. German will serve as President and Chief Executive Officer of Corning for a period of three years, with an automatic renewal for successive one year periods thereafter. Mr. German received 75,000 options to purchase common stock of Corning for a price of $15.00 per share under our 2007 Stock Plan pursuant to the terms of the agreement. The employment agreement provides termination payments to Mr. German as follows:

* If Mr. German terminates his employment for "good reason" (as defined in the employment agreement, generally a decrease in title, position or responsibilities, a decrease in salary or bonus or a reduction in benefits), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.

Page 14.

* If Mr. German's employment is terminated without cause, then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.

* If Mr. German's employment is terminated for a "change in control" (as defined in the employment agreement), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to three times his then current annual salary.

Mr. German's employment agreement also contains standard confidentiality, non-competition and non-solicitation provisions for a period including Mr. German's employment and the twelve months immediately following the date of the termination of his employment.

None of our other executive officers have employment, termination or change-in-control agreements.

Benefit Plans

We provide competitive welfare and retirement benefits to our executive officers as an important element of their compensation packages. Our executives receive medical and dental coverage, life insurance, disability coverage and other benefits on the same basis as our other employees. Our executives are also eligible to participate in our employee savings and pension plans.

Corning Natural Gas Corporation Employees Savings Plan. All employees of Corning who work for more than 1,000 hours per year and who have completed one year of service may enroll in the savings plan at the beginning of each calendar quarter. Under the savings plan, participants may contribute up to 50% of their wages. Corning matches one-half of the participant's contributions up to a total of 3% of the participant's wages. Matching contributions vest in the participants' accounts at a rate of 20% per year and become fully vested after five years. All participants may select one of ten investment plans, or a combination thereof, for their account. Distribution of amounts accumulated under the savings plan occurs upon the termination of employment or death of the participant. The savings plan also contains loan and hardship withdrawal provisions.

Pension Plan. We maintain a defined benefit pension plan, the Retirement Plan for Salaried and Non-Union Employees of Corning Natural Gas Corporation, that covers substantially all of our employees. We make annual contributions to the plan equal to amounts determined in accordance with the funding requirements of the Employee Retirement Security Act of 1974. The benefit payable under the pension plan is calculated based upon the employee's average salary for the four years immediately preceding his retirement. As defined in the plan, the normal retirement age is 62. The compensation covered by the pension plan includes only base salary, which for our named executive officers is identified in the summary compensation table as "Salary."

Page 15.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of the end of the past fiscal year.

		Option Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration
Name	(#)	(#)	($)	Date
Michael I. German	22,500	-	11.33	9/23/2013(')
Chief Executive Officer and President	38,000	-	10.00	11/5/2011(2)
	-	7,500	12.83	12/14/2015(4)
Firouzeh Sarhangi	1,500	-	11.33	9/23/2013(3)
Chief Financial Officer and Treasurer	-	1,500	12.83	12/14/2015(4)
Stanley G. Sleve	1,500	-	11.33	9/23/2013(3)
Vice President - Admin. and Corp. Sect.	-	1,500	12.83	12/14/2015(4)
Matthew Cook	1,500	-	11.33	9/23/2013(3)
Vice President - Operations	-	1,500	12.83	12/14/2015(4)
Russell Miller	1,500	-	11.33	9/23/2013(3)
Vice President - Gas Supply & Marketing		1,500	12.83	12/14/2015(4)

  The options are exercisable as follows: 1/3 of the shares on 9/23/2009; 1/3 of the shares on 9/23/2010; and 1/3 of the shares on 9/23/2011.
  The options are exercisable as follows: 1/3 of the shares on 11/5/2007; 1/3 of the shares on 11/5/2008; and 1/3 of the shares on 11/5/2009.
  The options are exercisable on 9/23/2009.
  The options are exercisable on 12/15/2011.

Equity Compensation Plan Information

The Corning Natural Gas Corporation 2007 Stock Plan provides for the issuance of 121,432 shares of our common stock. Beginning in 2008 and continuing for a period of nine years, on the day of each annual meeting of shareholders, the total maximum number of shares available for issuance will automatically increase to the number of shares equal to 15% of the shares outstanding. On the date of the 2011 Annual Meeting of Shareholders, April 19, 2011, the total maximum number of shares available for issuance increased to 261,468 shares, after adjustment for the April 20, 2011, one-for-two stock dividend. As of September 30, 2011, there were 80,000 options outstanding and the maximum number of shares available for future grants under the plan was 181,468.

Page 16.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	80,000	$10.95	181,468
Equity compensation plans not approved by security holders	--	--	--
Total	80,000	$10.95	181,468

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth, as of February 29,2012, information regarding the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than 5% of our stock, each director, each director nominee, each executive officer, and all our directors and executive officers as a group. All of the share information in this table has been adjusted to reflect the Company's one-for-two stock dividend in April 2011.

		Common Stock
Names and Address(1)(2)	Shares	Right to
		Acquire(3)	Total	Percentage

Michael I. German(4)	375,594	30,000	405,594	20.58%

The Gabelli Group(5)	391,841		391,841	19.88%
One Corporate Center
Rye, NY 10580

Mirabito Holdings, Inc (6)	164,823		164,823	8.36%
49 Court Street, PO Box 5306
Binghamton, NY 13901

Article 6 Marital Trust under the First	138,889		138,889	7.05%
Amended and Restated Jerry Zucker
Revocable Trust dated April 2, 2007(7)

Mitchell Partners, L.P.(8)	120,421		120,421	6.11%
3187-D Airway Avenue
Costa Mesa, CA 92626

Ted W. Gibson(9)	84,244		84,244	428%

Henry B. Cook, Jr (10)	19,867		19,867	1.01%

Firouzeh Sarhangi(11)	11,530	5,500	17,030	*

George J. Welch(12)	12,147		12,147	*

Stanley G. Sleve(13)	6,147	3,000	9,147	*

Joseph P. Mirabito(14)	2,902		2,902	*

William Mirabito(15)	1,747		1,747	*

John B. Williamson III(16)	3,247		3,247	*

Russell Miller(17)	106	3,000	3,106	*

Matthew Cook(18)		3,000	3,000	*

All directors, director nominees and	585,107	44,500	629,607	31.95%
executive officers as a group (11 individuals)

Page 17.

* Less than 1 percent

(1) Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of common stock owned.

(2) Unless otherwise indicated, the address of each beneficial owner is c/o Coming Natural Gas Corporation, 330 West William Street, Coming, New York 14830.

(3) Shares of common stock the beneficial owner has the right to acquire through stock options or warrants that are or will become exercisable within 60 days.

(4) Includes (a) 7,660 shares of common stock owned by Mr. German's son which Mr. German disclaims beneficial ownership except to the extent of his pecuniary interest therein, (b) 30,000 options to purchase common stock and (c) 4,738 shares of common stock acquired through the Company's Dividend Reinvestment Program.

(5) Includes 311335 shares of common stock held by Gabelli Funds, LLC, of which 288,918 shares of common stock are held by the Gabelli Utilities Fund and 80,506 shares held by Teton Advisors, Inc. Each of Gabelli Funds and Teton Advisors has sole voting and dispositive power over the shares of common stock held by it. Based solely on information in Amendment No. 13 to Schedule 13D filed with the SEC on February 22, 2012 and the Schedule 13G filed with the SEC on February 10, 2012.

(6) Mr. Joseph Mirabito holds a 20% ownership interest in the corporation and could report an additional 32,964 shares of beneficial ownership. Mr. William Mirabito holds a 21% ownership interest in the corporation and could report an additional 34,612 shares of beneficial ownership. Based solely on information in Amendment No. 1 to the Schedule 13G filed with the SEC on November 12, 2010 and the Form 4s filed with the SEC on May 10, 2011.

(7) Based solely on information in the Schedule 13D filed with the SEC on February 1, 2012.

(8) Based solely on information in Amendment 3 to the Schedule 13G filed with the SEC on December 31, 2010.

(9) Includes 5,025 shares of restricted stock.

(10) Includes 4,950 shares of restricted stock and 244 shares of common stock acquired through the Company's Dividend Reinvestment Program.

(11) Includes options to purchase 3,000 shares of common stock and 283 shares of common stock acquired through the Company's Dividend Reinvestment Program.

(12) Includes 4,875 shares of restricted stock and 244 shares of common stock acquired through the Company's Dividend Reinvestment Program.6,819 shares of common stock are beneficially owned by Vincent J. Welch Trust, of which Mr. Welch is one of three trustees having voting and investment powers.

(13) Includes options to purchase 3,000 shares of common stock and 235 shares of common stock acquired through the Company's Dividend Reinvestment Program.

(14) Includes 1,747 shares of restricted stock. Also, please see Note (7) regarding additional shares of beneficially owned common stock.

(15) Includes 1,747 shares of restricted stock. Also, please see Note (7) regarding additional shares of beneficially owned common stock.

(16) Includes 1,747 shares of restricted stock.

(17) Includes (a) options to purchase 3,000 shares of common stock, (b) 45 shares owned by Mr. Miller's wife and (c) 7 shares of common stock acquired through the Company's Dividend Reinvestment Program. Mr. Miller disclaims beneficial ownership of the securities owned by his wife except to the extent of his pecuniary interest therein.

Page 18.

(18) Includes options to purchase 3,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Corning Natural Gas Corporation, in a joint venture with Mirabito Holdings, Inc., formed Leatherstocking Gas Company LLC (a limited liability company) in November 2010. Mr. Joseph P. Mirabito and Mr. William Mirabito are officers, directors and 20% and 21% shareholders, respectively, of Mirabito Holdings, Inc. They are also on the board of Leatherstocking Gas Company, LLC.

.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The audit committee of the Board of Directors has appointed and the Board of Directors has ratified the appointment of the accounting firm of EFP Rotenberg, LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2012. EFP Rotenberg, LLP (and its predecessor, Rotenberg & Co., LLP) has served as the Company's independent registered public accounting firm since 2004 and is considered by the audit committee, the Board of Directors and management of the Company to be well qualified. The shareholders are being asked to ratify the audit committee's appointment of EFP Rotenberg, LLP. If the shareholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of EFP Rotenberg, LLP will attend the annual meeting to answer appropriate questions and make statements if they desire.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of EFP Rotenberg, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012.

SHAREHOLDER PROPOSALS

A shareholder intending to present a proposal to be included in our proxy statement for our 2013 Annual Meeting of Shareholders must deliver a proposal, in accordance with the requirements of Rule 14a-8 under the Exchange Act, to our corporate secretary at our principal executive office no later than November 16, 2012. A shareholder's notice to the corporate secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

Page 19.

* a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

* the name and record address of the shareholder proposing such business,

* the number of shares of our common stock that are beneficially owned by the shareholder, and

* any material interest of the shareholder in such business.

A shareholder may also present a proposal directly to our shareholders at the Annual Meeting. However, if we do not receive notice of the shareholder proposal prior to the close of business on January 30, 2013, SEC rules permit management to vote proxies in their discretion on the proposed matter. If we receive notice of the shareholder proposal on or before the close of business on January 30, 2013, management can only vote proxies in their discretion if they advise shareholders in our 2013 Proxy Statement about the nature of the proposed matter and how management intends to vote on the matter.

OTHER MATTERS

Our Board of Directors is not aware of any other matters to be submitted at the 2012 Annual

Meeting of Shareholders. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the 2012 Annual Meeting of Shareholders. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

STANLEY G. SLEVE

Vice President - Administration and Corporate Secretary

March 16, 2012

Page 20.

[X]
PLEASE MARK VOTES	REVOCABLE PROXY
AS IN THIS EXAMPLE	CORNING NATURAL GAS CORPORATION	For	With-hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS	1. To elect seven directors to serve for a one year term.	[_]	[_]	[_]
APRIL 17, 2012, 10:00 A.M. LOCAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Henry B. cook, Jr., Michael I. German, Ted w. Gibson,
The undersigned hereby appoints each of Firouzeh Sarhangi and Stanley G. Sleve,	Joseph p. Mirabito, william Mirabito, George J. welch and
acting alone or together, the proxy or proxies of the undersigned to attend the Annual	John B. williamson III.
Meeting of Shareholders of Corning Natural Gas Corporation to be held on
April 17, 2012, at 330 West William Street, Corning, New York 14830, located south	INSTRUCTION: To withhold authority to vote for any individual
of West Pulteney Street and west of Goff Street, beginning at 10:00 a.m. local time,	nominee, mark "For All Except" and write that nominee's name in the
and any adjournments, and to vote all shares of stock that the undersigned would be	space provided below.
entitled to vote if personally present in the manner indicated below, and on any other	______________________________________________	For	Against	Abstain
matters properly brought before the Meeting or any adjournments thereof, all as set	2.To ratify the appointment of EFP Rotenberg, LLP	[_]	[_]	[_]
forth in the March 16, 2012 Proxy Statement. The undersigned hereby acknowledges
Receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of	as our independent registered public accounting
Corning Natural Gas Corporation.	firm for the fiscal year ending september 30, 2012.

3.To transact such other business as may properly come before the meeting or any adjournment thereof.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" THE ABOVE LISTED PROPOSALS.

Please be sure to date and sign	Date: _________	This proxy will be voted FOR all proposals unless otherwise
this proxy card in the box below.	indicated, and in the discretion of the proxies on all other matters
________________________________________________________	properly brought before the meeting.

sign above	I plan to attend the meeting: [_]

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc.	Important Notice Regarding the Availability of Proxy
should give full title as such. If the signer is a corporation, please sign full corporate name by	Materials for the Annual Meeting of Shareholders to be held on
duly authorized officer.	April 17, 2012. The proxy statement and our annual report for the fiscal year ending September 30, 2011, are available on our website at www.corninggas.com.

Detach above card, sign, date and mail in postage paid envelope provided.

CORNING NATURAL GAS CORPORATION
PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID
ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH
THE PROXY IN THE ENVELOPE PROVIDED.

____________________________________
____________________________________
____________________________________